Exhibit 10.10

[Essential Innovations Technology Corp. letterhead]

                                February 27, 2003

                              Letter of Agreement

Re: Agreement Between Morpheus Financial Corporation and Essential Innovations Technology Corp.

As of the date of this letter, Essential Innovations Technology Corp., has an outstanding shareholders loan due to Morpheus Financial Corporation.

In reference to the above outstanding shareholders loan and as of the date of this Letter of Agreement, Morpheus Financial Corporation hereby agrees to convert, $72,645 USD, which comprises all, but a remaining $30,000 loan with a flat 12% interest rate equaling $33,600 USD, of the outstanding shareholders loan made to EI Tech, into EITC common shares at the price of $0.25/ share.

Following this conversion Morpheus Financial Corporation agrees that EITC will now owe them the total sum of $33,600 USD, and that they will be issued a share certificate in the amount of 290,580 common shares of Essential Innovations Technology Corp., as conversion for payment of the other $72,645 USD owing to this from EITC. This is to be a legally binding document.




/s/ Jason McDiarmid                                /s/
---------------------------------------           ------------------------------
Authorized Signatory                               Authorized Signatory
Essential Innovations Technology Corp.             MorpheusFinancial Corporation